                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              CAREERBUILDER, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                              CAREERBUILDER, INC.
                           10780 PARKRIDGE BOULEVARD
                                   SUITE 200
                                RESTON, VA 20191

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON THURSDAY, MAY 11, 2000

     The Annual Meeting of Stockholders of CareerBuilder, Inc. (the "Company") will be held at The Tower Club, 8000 Crescent Drive, Vienna, Virginia, on Thursday, May 11, 2000 at 10:00 a.m., local time, to consider and act upon the following matters:

          1. To elect two Class I directors for the ensuing three years.

          2. To ratify the selection by the Board of Directors of KPMG LLP as the Company's independent auditors for the current fiscal year.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 20, 2000 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open following the record date.

                                          By Order of the Board of Directors,

                                          /s/ JAMES A. THOLEN
                                          --------------------------------------
                                          James A. Tholen, Secretary

Reston, Virginia
March 27, 2000

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                              CAREERBUILDER, INC.
                           10780 PARKRIDGE BOULEVARD
                                   SUITE 200
                                RESTON, VA 20191

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON THURSDAY, MAY 11, 2000

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CareerBuilder, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, May 11, 2000 and at any adjournment of that meeting. All executed proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, executed proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

     On March 20, 2000, the record date for the determination of stockholders entitled to vote at the Annual Meeting (the "Record Date"), there were outstanding and entitled to vote an aggregate of 23,753,160 shares of Common Stock of the Company (constituting all of the voting stock of the Company). Holders of Common Stock are entitled to one vote per share.

     The Company's Annual Report for the year ended December 31, 1999 is being mailed to stockholders, along with these proxy materials, on or about April 5, 2000.

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS INCLUDED IN THE COMPANY'S ANNUAL REPORT.

VOTES REQUIRED

     The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

     The affirmative vote of a plurality of the votes cast by stockholders entitled to vote on the matter is required for the election of directors. The affirmative vote of a majority of the shares of Common Stock voting on the matter is required to ratify the selection by the Board of Directors of KPMG LLP as the Company's independent auditors for the current year.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on matters (such as the election of directors and the ratification of the selection of the auditors) that require the affirmative vote of a plurality or a majority of the votes cast or the shares voting on the matter.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 20, 2000 by (i) each person or entity who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each director or nominee for director, (iii) by each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below and (iv) by all directors and executive officers as a group. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

                                                                NUMBER OF SHARES
                 NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED(1)    PERCENTAGE OWNED
                 ------------------------                    ----------------------   ----------------
New Enterprise Associates(2)...............................         4,022,551               16.9%
  1119 St. Paul Street
  Baltimore, MD 21202
Microsoft Corporation(3)...................................         2,246,351                9.1
  One Microsoft Way
  Redmond, WA 98052
ADP, Inc.(4)...............................................         1,283,569                5.3
  1 ADP Boulevard
  Roseland, NJ 07068
Robert J. McGovern(5)......................................         3,350,540               14.0
Eugene J. Austin...........................................           382,477                1.6
James A. Tholen............................................            89,311                  *
James A. Winchester........................................           693,750                2.9
Peter J. Barris(6).........................................         4,042,551               17.0
Gary C. Butler(7)..........................................         1,293,569                5.4
D. Jarrett Collins(8)......................................           654,891                2.8
David C. Wetmore(9)........................................           594,480                2.5
All executive officers and directors as a group(8
  persons)(10).............................................        11,101,569               45.4

---------------
* Less than 1%
 (1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 20, 2000 through the exercise of stock options ("Presently Exercisable Options"). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.
 (2) Consists of 3,930,446 shares of Common Stock held of record by New Enterprise Associates VI, Limited Partnership, 78,947 shares of Common Stock held of record by NEA President's Fund, L.P. and 13,158 shares of Common Stock held of record by NEA Ventures 1996, L.P.
 (3) Includes 873,534 shares of Common Stock issuable upon exercise of the warrant issued to Microsoft in May 1999.
 (4) Includes 380,000 shares of Common Stock issuable upon exercise of the warrant issued to ADP in January 1998.
 (5) Includes 250,000 shares of Common Stock held of record by the Robert McGovern Bypass Trust. Mr. McGovern disclaims beneficial ownership of shares held of record by such trust.
 (6) Includes 3,930,446 shares of Common Stock held of record by New Enterprise Associates VI, Limited Partnership, 78,947 shares of Common Stock held of record by NEA President's Fund, L.P. and 13,158 shares of Common Stock held of record by NEA Ventures 1996, L.P. Mr. Barris disclaims beneficial ownership of all such shares of Common Stock. Also includes 20,000 shares subject to Presently Exercisable Options.
 (7) Consists of 903,569 shares of Common Stock held of record by ADP and 380,000 shares of Common Stock issuable upon exercise of the warrant issued to ADP in January 1998. Mr. Butler disclaims beneficial ownership of all such shares of Common Stock. Also includes 10,000 shares subject to Presently Exercisable Options.
 (8) Includes 644,891 shares of Common Stock held of record by Thomson U.S. Inc. Mr. Collins disclaims beneficial ownership of all such shares of Common Stock. Also includes 10,000 shares subject to Presently Exercisable Options.

 (9) Includes 15,000 shares subject to Presently Exercisable Options. Excludes 40,000 shares of Common Stock held of record by adult children of Mr. Wetmore.
(10) See footnotes (1) and (5) through (9) above.

ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the Board of Directors is classified into three classes (designated Class I Directors, Class II Directors and Class III Directors), with members of each class holding office for staggered three-year terms. There are currently two Class I Directors, whose terms expire at the Annual Meeting, two Class II Directors, whose terms expire at the 2001 Annual Meeting of Stockholders, and three Class III Directors, whose terms expire at the 2002 Annual Meeting of Stockholders (in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal). J. Neil Weintraut resigned as a Class I Director in February 2000, leaving one Class I vacancy. D. Jarrett Collins, a current Class I Director, intends to resign from the Board of Directors prior to the Annual Meeting.

     Peter J. Barris, who is currently a Class II Director, and David C. Wetmore, who is currently a Class III Director, will stand for election as Class I Directors. The persons named in the enclosed proxy will vote to elect Mr. Barris and Mr. Wetmore as the Class I Directors, unless authority to vote for the election of Mr. Barris or Mr. Wetmore is withheld by marking the proxy to that effect. Mr. Barris and Mr. Wetmore have each indicated their willingness to serve, if elected, but if Mr. Barris or Mr. Wetmore should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Mr. Barris and Mr. Wetmore will each be elected to hold office until the 2003 Annual Meeting of Stockholders (each subject to the election and qualification of his successor and to his earlier death, resignation or removal). It is currently expected that the Board of Directors will identify suitable candidates and fill the one Class II vacancy and the one Class III vacancy caused by the election of Mr. Barris and Mr. Wetmore as Class I Directors.

     The following table sets forth, for each director of the Company (including the nominees for Class I Director), his name and age, his positions with the Company, his principal occupation and business experience during the past five years, the names of the other publicly held corporations of which he serves as a director and the year during which he first became a director of the Company. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of March 20, 2000 appears under the heading "Beneficial Ownership of Common Stock."

NOMINEES FOR CLASS I DIRECTOR

     PETER J. BARRIS is 48 years old and has served as a director of the Company since July 1996. Mr. Barris has been a General Partner with New Enterprise Associates L.P., a private investment firm, since 1992. Prior to that, he served as President and Chief Operating Officer of Legent Corporation from 1988 to 1990. Prior to that, Mr. Barris served as Senior Vice President and General Manager of UCCEL, a systems software developer, and held a variety of marketing and general management positions with General Electric Company, a manufacturing company. Mr. Barris serves as a director of Mobius Management Systems, Inc. and pcOrder.com, Inc., both of which are computer software systems and services companies.

     DAVID C. WETMORE is 51 years old and has served as a director of the Company since December 1995. Mr. Wetmore has served as Managing Director of Updata Capital, Inc., a private investment firm, since November 1995. From 1992 to August 1995, Mr. Wetmore served as Chief Operating Officer and a director of Legent Corporation. From 1988 to 1992, he served as President, Chief Operating Officer and a director of Goal Systems International, Inc., a systems software company, and served as its Chief Executive Officer from 1989 to 1992 and its Chairman from 1991 to 1992. Mr. Wetmore serves as a director of Walker Interactive Systems, Inc., a financial and analytical software developer.

INCUMBENT CLASS II DIRECTOR

     GARY C. BUTLER is 53 years old and has served as a director of the Company since January 1998. Mr. Butler has served as President, Chief Operating Officer and a director of Automatic Data Processing, Inc., or ADPI, the parent of ADP, since April 1998. From January 1995 to April 1998, he served as Group President of the Employer Services Group of ADPI. Prior to that time, he served as Group President for the Dealer Services Group of ADPI for more than five years. Mr. Butler serves as a director of Convergys Corporation, a provider of financial and management services.

INCUMBENT CLASS III DIRECTORS

     ROBERT J. MCGOVERN is 38 years old and is the founder of the Company, and has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its founding in November 1995. From May 1993 until August 1995, he served as Vice President and General Manager of the Availability and Performance Management Group, a division of Legent Corporation, a systems software company. Prior to that time, he served in various senior positions in sales with Hewlett-Packard Company, a computer hardware and software company.

     JAMES A. THOLEN is 40 years old and has served as a director of the Company since its founding in November 1995 and as Senior Vice President and Chief Financial Officer of the Company since September 1998. From April 1997 until September 1998, he served as Chief Operating Officer and Chief Financial Officer of FTP Software, Inc., a software communications company. From September 1995 to February 1997, he served as Chief Financial Officer of The Compucare Company, a healthcare information systems provider. From August 1993 until August 1995, he served as Vice President of Corporate Strategy and Development for Legent Corporation.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors has a Compensation Committee composed of Messrs. Barris and Butler, which makes recommendations concerning salaries and incentive compensation for executive officers and administers and grants stock options and awards pursuant to the Company's stock option plans (except that grants to directors and certain officers must be made by the Board of Directors as a whole). The Compensation Committee met three times during 1999.

     The Board of Directors also has an Audit Committee, currently composed of Messrs. Collins and Wetmore, which reviews the results and scope of the audit and other services provided by the Company's independent public accountants. The Audit Committee met four times during 1999.

     The Board of Directors met five times during 1999. Each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served.

DIRECTOR COMPENSATION

     Directors do not receive any cash fees for their services on the Board, but are reimbursed for expenses incurred in connection with their attendance at Board and committee meetings. On April 1, 1999, the Company's non-employee directors were each granted a non-qualified stock option to purchase 5,000 shares of Common Stock at a purchase price of $9.00 per share, vesting on March 31, 2000. The non-employee directors of the Company are eligible to receive stock options under the Company's 1999 Non-Employee Director Stock Option Plan.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued for the last two years for the Company's Chief Executive Officer and its three other executive officers (together, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                         ANNUAL         ------------
                                                    COMPENSATION(1)        SHARES
                                                   ------------------    UNDERLYING       ALL OTHER
       NAME AND PRINCIPAL POSITION          YEAR    SALARY     BONUS     OPTIONS(2)    COMPENSATION(3)
       ---------------------------          ----   --------   -------   ------------   ---------------
CURRENT EXECUTIVE OFFICERS
Robert J. McGovern........................  1999   $171,046   $25,228          --          $2,264
  Chairman of the Board, President and      1998    145,000     2,902          --          $2,125
     Chief Executive Officer
James A. Tholen...........................  1999    160,004    31,100      70,000              --
  Senior Vice President, Chief Financial    1998     40,614        --     255,000              --
     Officer and Director
James A. Winchester, Jr...................  1999    135,369    25,700      35,000           2,536
  Senior Vice President of Engineering and  1998    115,000        --          --           2,382
  Chief Technology Officer
FORMER EXECUTIVE OFFICER
Eugene J. Austin(4).......................  1999     95,694     4,587          --           3,000
  Senior Vice President of Sales            1998    130,000     5,804          --           2,809

---------------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary of the Named Executive Officer.
(2) Represents the number of shares covered by options to purchase shares of Common Stock granted during the applicable year.
(3) These amounts represent executive disability insurance premiums.
(4) Mr. Austin resigned effective August 6, 1999.

STOCK OPTION GRANTS

     The following table sets forth grants of stock options to each of the Named Executive Officers during the year ended December 31, 1999:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                                 --------------------------------------------------------      VALUE AT ASSUMED
                                 NUMBER OF    PERCENT OF TOTAL                               ANNUAL RATES OF STOCK
                                 SECURITIES       OPTIONS                                   PRICE APPRECIATION FOR
                                 UNDERLYING      GRANTED TO      EXERCISE OR                    OPTION TERM(1)
                                  OPTIONS       EMPLOYEES IN     BASE PRICE    EXPIRATION   -----------------------
                                  GRANTED       FISCAL YEAR       PER SHARE       DATE          5%          10%
                                 ----------   ----------------   -----------   ----------   ----------   ----------
Robert J. McGovern.............        --            --                --            --            --           --
James A. Tholen................    70,000           7.9%            $6.06       12/8/09      $266,887     $676,344
James A. Winchester, Jr........    35,000           3.9%             6.06       12/8/09       133,444      338,172
Eugene J. Austin...............        --            --                --            --            --           --

---------------
(1) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and
     Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth certain information concerning option exercises by the Named Executive Officers in 1999 and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1999:

          AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SHARES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                                                    YEAR END                AT FISCAL YEAR END(2)
                               NUMBER OF                   ---------------------------   ---------------------------
                                SHARES
                               ACQUIRED        VALUE
            NAME              ON EXERCISE   REALIZED(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   ------------   -----------   -------------   -----------   -------------
Robert J. McGovern..........         --              --        --                --          --                --
James A. Tholen.............     72,500      $  438,894        --           257,500          --          $998,906
James A. Winchester, Jr.....         --              --        --                --          --                --
Eugene J. Austin............    199,144       1,595,277        --            35,000          --            13,125

---------------
(1) Represents the difference between the exercise price and the fair market value per share of the Common Stock at the date of exercise. For exercises prior to the Company's initial public offering, the fair market value was the value determined from time to time by the Company's Board of Directors. For exercises after the initial public offering, the fair market value was the last sale price of the Common Stock on the date of exercise as reported on the Nasdaq National Market.
(2) Represents the difference between the exercise price and the last sale price of the Common Stock as reported on the Nasdaq National Market on December 31, 1999 ($6.44).

CERTAIN RELATIONSHIPS AND TRANSACTIONS

  Transactions With ADP

     In January 1998, the Company entered into the ADP joint marketing and sales representative agreement with ADP, Inc., which was amended in March 1999. Under the terms of this agreement, ADP agreed to market the Company's services to ADP's current and prospective clients using, at a minimum, ADP's major accounts division direct sales force. This sales force is currently comprised of approximately 500 salespeople and is generally responsible for selling to companies with between 100 and 1,000 employees. Under the terms of the agreement, ADP has the right, but not the obligation, to market the Company's online recruitment offerings on a worldwide basis. The agreement provides for ADP to market the Company's online recruitment offerings using a co-branding strategy, which allows ADP to sell the Company's online recruitment offerings using materials incorporating ADP's name and logo. As its commission for sales made to ADP clients and prospects through orders procured by ADP, ADP is entitled to retain a percentage of total monthly revenue to the Company for job advertisements on CareerBuilder.com purchased through such ADP orders and a percentage of total monthly revenue to the Company for job advertisements on the other sites on the CareerBuilder Network purchased through such ADP orders. ADP is also entitled to receive a percentage of the Company's revenue from sales of online banner advertising to ADP customers and prospects whose orders were procured by ADP, as well as other fees associated with account installation and support. Based on the Company's current revenues, ADP will receive commissions from 33 1/3% to 50% of revenue generated from job advertisements from customers for which ADP served as sales agent. The Company is also obligated to pay ADP a sales commission of 50% of all revenue received from sales of banner advertising to customers for whom ADP served as sales agent. In the year ended December 31, 1999, ADP received sales commissions of approximately 39% of revenue from customers for which ADP acted as sales agent. The agreement also generally prohibits ADP's Employer Services Division, during the term of the agreement, from entering into any new joint marketing, reseller, distribution or other arrangement with any other provider of Internet recruitment offerings that offers products or services similar to TeamBuilder Online in the United States or Canada. However, under the terms of this agreement, if ADP determines that the CareerBuilder Network or TeamBuilder Online have material inadequacies that reduce their ability to perform competitively in relation to other online recruiting products, the Company must correct the deficiencies specified by ADP or ADP is free to market alternative online recruitment services, including those of the Company's competitors, during the term of the agreement. The agreement generally provides that, during the term of the agreement, the Company will not enter into any new reseller, distribution or similar agreement with any provider of human resources information systems offering payroll software or payroll processing services similar to those offered by ADP to sell the Company's online recruitment offerings in the United States or Canada, or with another payroll or benefits administration provider. The ADP agreement continues until January 23, 2002, and thereafter continues automatically unless terminated by either of the parties. ADP can terminate the agreement at any time after January 23, 2002 by giving the Company at least 120 days written notice. The Company can terminate the agreement at any time after January 23, 2002, after giving written notice to ADP ranging from one to three years depending upon the total revenue generated from ADP customers and prospects whose orders were procured by ADP. Notwithstanding termination of the ADP agreement for any reason, ADP will be entitled to continue to receive on an ongoing basis its allocated share of recurring revenue to the Company derived from an ADP-acquired customer for as long as such customer continues to receive any of the Company's online recruitment offerings for which orders were procured by ADP.

     In connection with the execution of the joint marketing and sales representative agreement and its amendment and the sale of shares of capital stock to ADP, the Company issued a warrant to ADP, which vests in three installments. The first installment of 380,000 shares vested at the signing of the amendment. The exercise price of the first installment is $12.00 per share. Warrants for the second and third installments of up to 380,000 shares of Common Stock each will vest based on ADP achieving specified revenue-based milestones. The revenue-based milestones are measured for a specific time period, by subtracting from total revenue received from customers for which ADP has acted as sales agent, sales commissions paid to ADP. In order for the minimum number of shares under the March 2001 installment of the warrant to vest, the milestone of revenue minus sales commission for the period from April 1, 2000 through March 31, 2001 must exceed $10.2 million, with $20.4 million required for the maximum number of shares issued under the installment to vest. In order for the minimum number of shares under the March 2002 installment to vest, the milestone of revenue minus sales commission for the period from April 1, 2001 through March 31, 2002 must exceed $23.0 million, with $30.0 million required for the maximum number of shares issuable under the installment to vest. The exercise price for the second and third installments is $5.00 per share. The ADP warrant contains antidilution provisions that increase the number of shares for which the warrant is exercisable if the Company issues additional equity securities primarily for financing purposes. Each remaining installment of the warrant may be issuable upon exercise for a maximum of 516,824 shares based on current antidilution calculations. The number of shares of Common Stock issuable upon exercise of the warrant may increase up to a maximum of 568,506 shares for each of the second and third installments as a result of these provisions. The first, second and third installments are each exercisable, to the extent vested, during the five-year period following March 4, 1999, March 31, 2001 and March 31, 2002, respectively.

     The Company is recognizing expenses under the first installment of the ADP warrant. The Company may be required to record significant expenses if the second and third installments of the ADP warrant vest. See Note 7 of Notes to the Company's Financial Statements, which are set forth in the Annual Report.

  Stock Purchases By Affiliates

     In January 1999, the Company issued shares of Class F Convertible Preferred Stock to entities affiliated with directors of the Company and stockholders of the Company at a purchase price of $5.45 per share. The number of shares of Class F Convertible Preferred Stock issued to each entity is set forth below. Upon completion of the Company's initial public offering, each share of Class F Convertible Preferred Stock automatically converted into one share of Common Stock.

                                                              NUMBER OF SHARES OF CLASS F
                      NAME OF INVESTOR                        CONVERTIBLE PREFERRED STOCK
                      ----------------                        ---------------------------
New Enterprise Associates VI, Limited Partnership...........            279,792
ADP, Inc....................................................             63,232

  Transactions with Microsoft

     In May 1999, the Company entered into a service and distribution agreement with Microsoft Corporation. In September 1999, pursuant to the terms of this agreement, the Company began operating a career site for the Microsoft Network. The service and distribution agreement has a term of two years, with Microsoft able to extend the agreement for an additional two-year term at its option. The Company is obligated to provide two individuals dedicated solely to designing, developing and implementing unique Microsoft-specific features. These Microsoft-specific developments may not be offered to other parties without Microsoft's permission for six months following implementation. Under the terms of the agreement, Microsoft is entitled to "most favored nations" treatment with respect to revenue allocations relating to the sale of job positions and advertisements that the Company may agree to in future arrangements with any of its CareerBuilder Network affiliates. If Microsoft achieves agreed upon website traffic goals based on percentages of projected site visits, the Company will be obligated to make guaranteed revenue payments of up to $2.2 million in 2000 and up to $3.1 million in 2001. The Company has incurred expenses of $293,142 to Microsoft under this agreement in 1999.

     For a payment to the Company of not less than $18.0 million and not more than $40.0 million, Microsoft may exercise, during the term of the service and distribution agreement, a right to purchase a perpetual, royalty-free, irrevocable license to the object code and source code for the software, job posting databases and other components that make up the career center sites, including the right to use a TeamBuilder Online product directly associated with posting to the Microsoft sites. Upon exercise of this option, Microsoft would be able to offer a job posting service to entities controlled by it. Microsoft would be prohibited, however, from using the offerings subject to the license to compete directly with the Company. The amount of the payment Microsoft is required to make upon exercise of the license option is based on calculations of revenues earned prior to the option exercise.

     Also in May 1999, Microsoft purchased 1,372,817 shares of the Company's Common Stock for an aggregate purchase price of $17,846,621, or $13.00 per share. In addition, for no additional cash consideration the Company issued a warrant to Microsoft representing the right to purchase 873,534 shares of Common Stock at an exercise price of $13.00 per share. The warrant is immediately exercisable in full.

     Microsoft was not affiliated with the Company at the time the service and distribution agreement was entered into.

  Other Transactions With Affiliates

     Pursuant to the Certificate of Incorporation, the Company's board of directors currently consists of one director designated by the holders of Class A Convertible Preferred Stock, one director designated by the holders of Class B Convertible Preferred Stock, two directors designated by the holders of Common Stock, one director designated by Thomson U.S. Inc. on behalf of the holders of Class D Convertible Preferred Stock and one director designated by ADP also on behalf of the holders of Class D Convertible Preferred Stock. This arrangement terminated upon the completion of the initial public offering.

     The Company has adopted a policy that all transactions between it and its executive officers, directors and affiliates must (i) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and (ii) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report addresses the compensation policies of the Company applicable to its officers during fiscal 1999. The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of two non-employee directors. The Committee is responsible for determining the compensation package of each executive officer, including the Chief Executive Officer. In fiscal 1999, the Board of Directors did not modify in any material way or reject any action or recommendation of the Committee with respect to executive officer compensation.

OVERVIEW AND PHILOSOPHY

     The Company's executive compensation program is designed to promote the following objectives:

          - To provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long-term success of the Company.

          - To align management's interests with the success of the Company by placing a portion of the executive's compensation at risk in relation to the Company's performance.

          - To align management's interests with stockholders by including long-term equity incentives.

     The Committee believes that the Company's executive compensation program provides an overall level of compensation that is competitive within its industry and among companies of comparable size and complexity. To ensure that compensation is competitive, the Company regularly compares its compensation practices with those of other similar companies and sets its compensation guidelines based on this review. The Committee also seeks to achieve an appropriate balance of the compensation paid to a particular individual and the compensation paid to other executives and attempts to maintain an appropriate mix of salary and incentive compensation. While compensation data are useful guides for comparative purposes, the Committee believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance.

EXECUTIVE COMPENSATION PROGRAM

     The Company's executive compensation program consists of base salary, annual incentive compensation in the form of cash bonuses, and long-term equity incentives in the form of stock options. Executive officers also are eligible to participate in certain benefit programs which are generally available to all employees of the Company, such as life insurance benefits and the Company's 1999 Employee Stock Purchase Plan and 401(k) savings plan.

BASE SALARY

     At the beginning of each year, the Committee establishes an annual salary plan for the Company's senior executive officers based on recommendations made by the Company's Chief Executive Officer. The Committee attempts to set base salary compensation within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses, and of comparable size and success. In setting the annual cash compensation for Company executives, the Committee reviews compensation for comparable positions by reviewing compensation data available in a number of publicly available surveys and databases. In addition to external market data, salary determinations depend both upon the Company's financial performance and upon the individual's performance as measured by certain subjective non-financial objectives. These non-financial objectives include the individual's contribution to the Company as a whole, including his or her ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success.

ANNUAL INCENTIVE COMPENSATION

     The Company's bonus program is designed to provide its key employees with cash incentives to achieve the Company's financial goals. At the beginning of each year, the Committee establishes target semi-annual bonuses for each executive officer, which the executive will receive based on the Company achieving its targeted financial objectives for that time period, as well as the executive achieving certain management objectives. Cash bonuses are then paid semi-annually based upon the Company's attainment of these targeted financial objectives for the year. During 1999, annual cash bonus targets for the Named Executive Officers, including Mr. McGovern, were 40% of base salary. Total bonuses of $86,615 were awarded to the Named Executive Officers on the basis of 1999 performance.

LONG-TERM EQUITY INCENTIVES

     The Company's stock option program is designed to promote the identity of long-term interests between the Company's employees and its stockholders and to assist in the retention of executives. The size of option grants is generally intended by the Committee to reflect the executive's position with the Company and his or her contributions to the Company. Stock options generally vest over a three to five year period in order to encourage key employees to continue in the employ of the Company. In 1999, all stock options were granted at an option price equal to the fair market value of the Company's Common Stock on the date of the grant.

BENEFITS

     The Company's executive officers are entitled to receive medical and life insurance benefits and to participate in the Company's 401(k) retirement savings plan on the same basis as other full-time employees of the Company. The Company's 1999 Employee Stock Purchase Plan, which is available to virtually all employees including executive officers, allows participants to purchase shares at a discount of 15% from the fair market value at the beginning or end of the applicable purchase period.

     The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for 1999 for any of the Named Executive Officers.

SUMMARY OF COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In 1999, Mr. McGovern, the Company's Chief Executive Officer, received a salary of $171,046. Mr. McGovern's target bonus was 40% of his base salary, and was based on targeted growth revenue and achievement of certain objectives as set by the compensation committee.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the corporation's Chief Executive Officer and four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. The Committee has determined that it will make every reasonable effort, consistent with sound executive compensation principles and the needs of the Company, to ensure that all amounts paid to the Company's Chief Executive Officer or to any of the other Named Executive Officers comply with Section 162(m).

COMPENSATION COMMITTEE

Peter J. Barris
Gary C. Butler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Barris and Mr. Butler served during 1999 as members of the Compensation Committee. Neither Mr. Barris nor Mr. Butler was at any time during 1999, or at any other time, an officer or employee of the

Company. See "Certain Relationships and Transactions" for a description of certain relationships and transactions between the Company and affiliates of Mr. Barris and Mr. Butler.

COMPARATIVE STOCK PERFORMANCE

     The following graph compares the cumulative total stockholder return on the Common Stock of the Company from May 12, 1999 (the first trading date following the Company's initial public offering) to December 31, 1999 with the cumulative total return of (i) U.S. companies traded on the Nasdaq Stock Market (the "Nasdaq Index") and (ii) an index of 5 similar publicly traded companies (the "Peer Group"). The Peer Group is composed of E-Cruiter.com Inc, Headhunter.Net Inc., HotJobs.com, topjobs.net plc and TMP Worldwide Inc. This graph assumes the investment of $100.00 on May 12, 1999 in the Company's Common Stock, the Nasdaq Index and the Peer Index, and assumes any dividends are reinvested.

                      COMPARATIVE STOCK PERFORMANCE CHART

                                         CAREERBUILDER, INC.   NASDAQ INDEX   PEER GROUP
                                         -------------------   ------------   ----------
May 12, 1999...........................          100               100           100
December 31, 1999......................           50               157           195

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of KPMG LLP as the Company's independent auditors for the current fiscal year. KPMG LLP has served as the Company's independent auditors since February 1996. Although stockholder approval of the Board of Directors' selection of KPMG LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection of KPMG LLP.

     Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Mr. Tholen reported the exercise of certain options to purchase shares of the Company's Common Stock exercised in October and December 1999 on a Form 5 filed in February 2000. Mr. Tholen had previously not reported these transactions on Form 4. The Company is not aware of any other instance whereby its officers, directors and holders of 10% of the Company's Common Stock had not complied in a timely manner during 1999 with Section 16(a) filing requirements.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.

     Pursuant to Securities Exchange Act Rule 14a-8(e), proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholder proposals must be received by the Company at its principal office at 10780 Parkridge Boulevard, Suite 200, Reston, VA 201910, not later than December 6, 2000 for inclusion in the proxy statement for that meeting. Under the Company's By-laws, proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders that do not comply with Rule 14a-8(e) must be received by the Company at its principal office in Reston, Virginia no less than 60 days nor more than 90 days prior to the date of that meeting. If public notice of the annual meeting of stockholders of the Company is not given at least 70 days before the meeting date, any stockholder proposal must be received by the Company within 10 days after such public notice. A copy of the Company's By-laws may be obtained from the Secretary of the Company.

                                          By Order of the Board of Directors,

                                          /s/ JAMES A. THOLEN
                                          --------------------------------------
                                          James A. Tholen, Secretary

March 27, 2000

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN IF THEY HAVE SENT IN THEIR PROXIES.

                                                                      Appendix A





--------------------------------------------------------------------------------

                              CAREERBUILDER, INC.

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 11, 2000
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            OF THE COMPANY AND SHOULD BE RETURNED AS SOON AS POSSIBLE

        The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors' proxy statement therefor, and revoking all prior proxies, hereby appoint(s) James A. Tholen and Michelle R. Slagle, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of CareerBuilder, Inc. (the "Company") to be held on Thursday, May 11, 2000 at 10:00 a.m. at The Tower Club, 8000 Crescent Drive, Vienna, VA, and any adjournments thereof, and there to vote and act upon, with all the powers the undersigned would possess if personally present.

        In their discretion, the proxy holders are authorized to vote upon such matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

                         (TO BE SIGNED ON REVERSE SIDE)


                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                               CAREERBUILDER, INC.

                                  MAY 11, 2000

               - Please Detach and Mail in the Envelope Provided-
--------------------------------------------------------------------------------

      PLEASE MARK YOUR
A [X] VOTES AS IN THIS
      EXAMPLE.


                                              WITHHOLD
                    FOR all nominees          AUTHORITY
                listed at right, except   for all nominees
                    as marked below         listed below                                                    FOR    AGAINST   ABSTAIN

                          [ ]                    [ ]        NOMINEES: Peter J. Barris   2. To ratify the    [ ]      [ ]       [ ]
1. To elect                                                           David C. Wetmore  appointment of
   two Class I                                                                          KPMG LLP as the
   Directors listed                                                                     Company's independent
   at right for the ensuing three years                                                 public accountants
                                                                                        for  2000.

INSTRUCTION: TO WITHHOLD A VOTE FOR                                                     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE
AN INDIVIDUAL NOMINEE(S), WRITE THE                                                     VOTED IN THE MANNER DIRECTED HEREIN BY THE
NAME OF SUCH NOMINEE(S) IN THE                                                          UNDERSIGNED STOCKHOLDER(S). IF NO OTHER
SPACE PROVIDED BELOW. YOUR SHARES                                                       INDICATION IS MADE, THE PROXIES SHALL VOTE
WILL BE VOTED FOR THE REMAINING                                                         "FOR" ALL DIRECTOR NOMINEES AND "FOR"
NOMINEE(S).                                                                             PROPOSAL 2. A VOTE "FOR" ALL DIRECTOR
                                                                                        NOMINEES AND A VOTE "FOR" PROPOSAL 2 ARE
                                                                                        RECOMMENDED BY THE BOARD OF DIRECTORS.
---------------------------------------
                                                                                        IN THEIR DISCRETION, THE PROXIES ARE
                                                                                        AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS
                                                                                        AS MAY PROPERLY COME BEFORE THE ANNUAL
                                                                                        MEETING AND ANY ADJOURNMENT THEREOF.

                                                                                        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL
                                                                                        MEETING, YOU ARE ENCOURAGED TO COMPLETE,
                                                                                        DATE, SIGN AND RETURN THIS PROXY IN THE
                                                                                        ACCOMPANYING ENVELOPE.

Stockholder __________________________ Dated: ____, 2000     Signature (if held jointly) _______________________ Dated: _____, 2000

 NOTE: Please sign as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer giving full title. If a partnership, please sign in partnership name by authorized person, giving full title.